Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.

Autocallable Securities Linked to the Worst Performing of the Russell 2000® Index and the S&P 500® Index Due December 27, 2023

Preliminary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	The Russell 2000® Index and the S&P 500® Index
Stated principal amount:	$1,000 per security
Pricing date:	December 21, 2018
Issue date:	December 27, 2018
Valuation dates:	December 23, 2019, December 21, 2020, December 21, 2021, December 21, 2022 and December 21, 2023 (the “final valuation date”)
Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing value of the worst performing underlying on that valuation is greater than or equal to the applicable premium threshold value, the securities will be automatically redeemed on the fifth business day immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date.
Premium:

The premium applicable to each valuation date will be determined on the pricing date and will be at least the percentage indicated below. The premium may be significantly less than the appreciation of any underlying from the pricing date to the applicable valuation date.

•	December 23, 2019:	8.75% of the stated principal amount
•	December 21, 2020:	17.50% of the stated principal amount
•	December 21, 2021:	26.25% of the stated principal amount
•	December 21, 2022:	35.00% of the stated principal amount
Premium threshold value:	•	December 23, 2019:	For each underlying, 104% of its initial underlying value
	•	December 21, 2020:	For each underlying, 108% of its initial underlying value
	•	December 21, 2021:	For each underlying, 112% of its initial underlying value
	•	December 21, 2022:	For each underlying, 116% of its initial underlying value
Maturity date:	Unless earlier redeemed, December 27, 2023
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value divided by (ii) its initial underlying value
Trigger value:	For each underlying, 50% of its initial underlying value
Payment at Maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity, for each security you then hold:

▪  If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its initial underlying value:
$1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date)

▪  If the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value but greater than or equal to its trigger value: $1,000

▪  If the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value:
$1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

CUSIP / ISIN:	17326YV94 / US17326YV949

Initial underlying value:	For each underlying, its closing value on the pricing date
Underlying return:	For each underlying, (i) its final underlying value minus its initial underlying value, divided by (ii) its initial underlying value
Worst performing underlying:	The underlying with the lowest underlying return
Final underlying value:	For each underlying, its closing value on the final valuation date

Hypothetical Payment at Maturity Diagram

■ The Securities	■ The Worst Performing Underlying

Hypothetical Payment at Maturity(1)
Hypothetical Underlying Return of Worst Performing Underlying on the Final Valuation Date	Hypothetical Payment at Maturity per Security
100.00%	$2,000.00
75.00%	$1,750.00
50.00%	$1,500.00
20.00%	$1,200.00
15.00%	$1,150.00
10.00%	$1,100.00
5.00%	$1,050.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-25.00%	$1,000.00
-30.00%	$1,000.00
-40.00%	$1,000.00
-50.00%	$1,000.00
-50.01%	$499.90
-75.00%	$250.00
-100.00%	$0.00

(1) Assumes the securities are not automatically redeemed prior to maturity. Each security has a stated principal amount of $1,000.00.

The table below illustrates how the amount payable per security will be calculated if the closing value of the worst performing underlying on any valuation date (other than the final valuation date) is greater than or equal to the applicable premium threshold:

Hypothetical Payout Table
If the first valuation date on which the closing value of the worst performing underlying on that valuation date is greater than or equal to the applicable premium threshold value is . . .	. . . then you will receive the following payment per $1,000 security upon automatic early redemption:
December 23, 2019	$1,000 + applicable premium = $1,000 + $87.50 = $1,087.50
December 21, 2020	$1,000 + applicable premium = $1,000 + $175.00 = $1,175.00
December 21, 2021	$1,000 + applicable premium = $1,000 + $262.50 = $1,262.50
December 21, 2022	$1,000 + applicable premium = $1,000 + $350.00 = $1,350.00

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the following hyperlink: Preliminary Pricing Supplement dated November 20, 2018

Selected Risk Considerations
•	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the closing value of the worst performing underlying on the final valuation date. If the closing value of the worst performing underlying on the final valuation date is less than its trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.
•	The securities do not pay interest.
•	The premium threshold value for each underlying on each valuation date prior to the final valuation date is equal to or greater than its initial underlying value and increases periodically over the term of the securities.
•	The securities are subject to heightened risk because they have multiple underlyings.
•	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.
•	You will not benefit in any way from the performance of any better performing underlying.
•	You will be subject to risks relating to the relationship between the underlyings.
•	You will not receive dividends or have any other rights with respect to the underlyings.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	The Russell 2000® Index is subject to risks associated with small capitalization stocks.
•	The issuer and its affiliates may have economic interests that are adverse to yours as a result of its and their affiliates’ business activities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-216372 and 333-216372-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

Citi Structured Investments	+1-212-723-3136	structured.investments@citi.com